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                                 EXHIBIT 10.15



                                PROMISSORY NOTE

$20,400.69                                                        AUGUST 5, 1993



          On demand, or if no demand is made, on August 4, 1994, for value received, the undersigned promise to pay to Showboat, Inc. or order (hereafter "Holder"), at 2800 Fremont Street, Las Vegas, Nevada 89104, the principal sum of Twenty Thousand Four Hundred and sixty-nine/one-hundredths Dollars ($20,400.69) without interest; provided, however, for federal income tax purposes (Revenue Ruling 93-51), interest shall be imputed to the undersigned at the rate of 3.85% per annum, compounded monthly.

          The undersigned may, at any time, prepay all or any portion of this Note without penalty.

          Any and all payments hereunder shall be payable in lawful money of the United States, which shall be legal tender in payment of all debts at the time of payment.

          Should payment of any principal not be made when due, the undersigned shall be in default. If such default is not cured within ten (10) days from the date thereof, the whole sum of principal shall become immediately due and payable at the option of the Holder, and the Holder may exercise any and all rights and remedies it may possess at law or in equity for the collection of this obligation.

          If any action is taken by Holder (whether by court proceeding or otherwise) to enforce payment of this Note, the undersigned promise to pay to Holder any and all costs of such action, including all reasonable attorneys' fees and costs incurred therein.



                                               /s/ R. Craig Bird
                                             ------------------------------
                                             R. CRAIG BIRD



                                               /s/ Debra E. Bird
                                             ------------------------------
                                             DEBRA E. BIRD